Exhibit 10.16

Note: The fees, payment terms, and other business terms in the agreement and exhibits have been excluded because these terms are both not material and would likely cause competitive harm to IDW Media Holdings Inc. if publicly disclosed.

DISTRIBUTION AGREEMENT

between

PENGUIN RANDOM HOUSE PUBLISHER SERVICES and Idea and Design Works, LLC

CONTENTS

1.	Interpretation	1

2.	Term	1

3.	Appointment	1

4.	Provision of the Services	2

5.	Publisher’s Obligations	4

6.	Insurance and Indemnification	5

7.	Returns, Hurts & Remainders	7

8.	Fees and Payment	8

9.	Confidentiality	9

10.	Termination	9

11.	Warranty	11

12.	Unavoidable Delays	11

13.	Non-Assignment	12

14.	General Provisions	12

Schedule 1	Definitions and Interpretation	14

Schedule 2	Contracted Publisher Profile	17

Schedule 3	Principal Fee and Additional Charges	18

Schedule 4	Direct-to-Consumer Sales	19

Schedule 5	Insight Program	20

Exhibit A	Random House Binders Kit

i

DATE: June 20, 2016

PARTIES:

(1)	PENGUIN RANDOM HOUSE PUBLISHER SERVICES, a division of Random House LLC, whose registered office is at 1745 Broadway, New York, New York 10019 (Distributor).

(2)	Idea and Design Works, LLC, whose registered office is at 2765 Truxtun Road, San Diego, CA 92106 (Publisher).

This distribution agreement (the “Agreement”) when signed by both parties will confirm the agreement regarding the distribution by Random House LLC of books published by Publisher.

In consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows:

1	Interpretation

The definitions and interpretative provisions listed in Schedule 1 of this Agreement apply to it and to all Schedules.

2	Term

This Agreement (subject to earlier termination in accordance with the next sentence and paragraph 10) is for an initial term of [redacted] years from the Commencement Date (the “Term”). Publisher may terminate this Agreement at any time prior to August 31, 2016, by providing written notice to Distributor. The Term shall be extended automatically for periods of [redacted] years unless cancelled in accordance with paragraph 10.

3	Appointment

3.1	The Publisher appoints the Distributor to be its exclusive supplier of the Principal Services during the Term, for the Publications, and in the Territory and in the Channels as described in Schedule 2.

3.2	The Distributor will provide the Principal Services and the Additional Services to and on behalf of the Publisher during the Term in accordance with the terms of this Agreement.

3.3	The Publisher will not perform or appoint any other person to provide for it during the Term any services for the Publications in the Territory or Channels that would fall within the definition of Principal Services or Additional Services except as specifically provided in this Agreement.

4	Provision of the Services

4.1	The Distributor will during the Term perform the Principal Services including, without limitation, the following:

4.1.1	carry out an initial inspection of the Stocks when delivered to the Distributor with a view to ensuring that these appear in good and saleable condition but without any obligation to unpack or further inspect such Stocks. Acceptance of Stocks shall not be interpreted to mean that all Stocks are in saleable condition at time of receipt;

4.1.2	take all reasonable care of the Stocks and ensure that the Stocks are stored safely and securely while they are in Distributor’s possession and control;

4.1.3	decide at its absolute discretion:

4.1.3.1	whether to open, close or place a Customer’s account on hold;

4.1.3.2	the credit limit on any Customer’s account, and

4.1.3.3	whether, and if so when, to institute legal proceedings for debt recovery;

4.1.4	issue invoices to Customers payable to Distributor for Publications sold on behalf of Publisher;

4.1.5	pack and ship Publications to Customers in the Territory and Channels using processes, packing materials and freight service determined by the Distributor;

4.1.6	process returns of Publications consistent with Distributor’s returns policy, as described in paragraph 7;

4.1.7	provide the Publisher with standard reports, including sales data on a monthly basis, which shall include for each of the Publications and on a country-by-country basis, the U.S. cover price, gross unit sales, unit returns, gross dollar sales, returns dollar value, and such additional information requested in writing by Publisher as Distributor may reasonably supply, for Publisher to be able to fulfill its reporting obligations to certain third party licensors of Publication content. Standard reports are subject to programming changes. No such changes will diminish or delete the basic information required above, including the basic information required by Publisher as described above in order to fulfill its reporting obligations to certain third party licensors of Publication content.

4.1.8	provide Publisher with access to certain information regarding sales to accounts, current inventory of Publisher’s titles and point-of-sale information, including sales and inventory by account where Distributor has been provided POS information. Distributor is not responsible for insuring Publisher’s IT systems meet minimum standards for accessing the online reports. While Distributor shall work to keep such account and point-of-sale information reasonably current and accurate (subject to the accuracy and timeliness of information received from Customers), due to the real or near real-time nature of such data, Distributor expressly makes no representation as to its accuracy;

4.1.9	[redacted];

4.1.10	[redacted]; and

4.1.11	make initial shipments of Publications according to its ordinary schedule, and will not be required to accommodate other schedules. Such ordinary schedule is subject to change at the discretion of Distributor, upon reasonable notice to Publisher. Deliveries outside the ordinary schedule will be subject to additional charges which include freight and labor; and

4.2	The Distributor will provide the Services with reasonable skill and care in accordance with its usual practice and subject to any reasonable directions that the Publisher may properly give to the Distributor from time to time provided that the Distributor is entitled to charge reasonable mutually agreed upon additional sums for costs incurred in providing services beyond the Principal Services.

4.3	The Distributor will determine from which of its facilities the Publications will be shipped, and is not obliged to fulfill orders below its shipping minimums. Publications may also be combined with those of other publishers to meet the shipment minimum within each warehouse.

4.4	The Distributor shall not be obligated to distribute any individual Publication if in its sole judgment such Publication violates any privacy, property, or intellectual property right of any person or entity, contains libelous or obscene matter, or may subject Distributor to any other liability. Distributor affirms that, as of the Commencement Date, it is not aware of any Publication that it is not in a position to distribute. Distributor will neither on the basis of any third party claim nor, as a matter of independent judgment in the absence of any third party claim, cease distribution of any Publication already in distribution, nor fail to initially distribute any Publication that Publisher has already manufactured in anticipation of such distribution, without providing to Publisher (a) prompt written notice of the nature of any third party claim or independent decision, including the specific reason(s) for Distributor’s decision, and (b) a reasonable opportunity under the circumstances for Publisher to respond to any such claim before any such decision becomes final. If, notwithstanding Publisher’s response, Distributor elects not to distribute such Publication, then Publisher shall be free to distribute such Publication through any other means that it chooses; provided, however, that multiple instances of election not to distribute (as opposed to a very limited number of isolated and unrelated unique occurrences) shall entitle Publisher to terminate this Agreement by notice in writing to Distributor, and the provisions of paragraph 10.2 below shall govern such termination. Distributor reserves the right not to distribute any non-standard product which it cannot logistically accommodate, or to charge additional fees incurred for Additional Services required to accommodate such product.

4.5	The Distributor may perform Additional Services during the Term pursuant to Publisher’s direction or as required to conform to Binder Kit specifications. Publisher shall not incur any additional costs for Additional Services without its prior written consent.

4.6	Distributor shall have no obligation to act as distributor to any third-party sub-distribution clients of Publisher apart from those distributed by Publisher as of the date of this Agreement, but may consider doing so on a case-by-case basis. This option by Distributor does not apply to companies that Publisher acquires or to product lines Publisher starts internally. Publisher is aware that if taking on new clients changes Publisher’s profile (e.g. average net price, average unit weight, returns rate, etc), there may be a commensurate increase in fees. Publisher agrees that any clients it distributes must be managed solely by Publisher, and must adhere to Distributor’s policies and procedures. Publisher is responsible for any charges or additional costs associated with its distribution client’s publications.

5	Publisher’s Obligations

5.1	The Publisher will during the Term:

5.1.1	Arrange and assume all costs for extraction of inventory from previous distributor, and determine the stock quantities that will be shipped to the Distributor’s distribution facilities for all Publications. Stock must be shipped to Distributor in full carton quantities;

5.1.2	promptly refer to the Distributor all orders for Publications that it receives from Customers for supply in the Territory or Channels;

5.1.3	promptly deliver any payments and any associated paperwork and information to Distributor received from Customers for payment of Services, or received from Customers for any reason where such Customer has a debt to Distributor for Services rendered with respect to Publisher’s Publications;

5.1.4	deliver in due time, at Publisher’s sole expense, to Distributor’s warehouses as directed by Distributor, such Publications as the Distributor requires to satisfy orders from Customers. Failure to deliver Publications to Distributor in time and as outlined in the Distributor’s Binder’s Kit will result in either, at the Publisher’s election, a delayed release or increased charges to Publisher to cover premium and/or incremental freight and labor. In circumstances where the delay of Publications will hurt Distributor’s relationship with Customers in connection with promotional commitments, Distributor may pass incremental freight and labor charges to Publisher incurred in order to meet Customer deadlines;

5.1.5	ensure that all deliveries of Publications to the Distributor comply with the Distributor’s delivery specifications as outlined in the Distributor’s Binder’s Kit as modified from time to time, and pay for any handling costs of reworking non-complying deliveries and for any Customer chargebacks that result from non-compliance;

5.1.6	ensure that the Distributor is listed as the Vendor of Record in all relevant listings. The Distributor will work with the Publisher to identify all such listings;

5.1.7	determine the standard terms of sale for Customers, along with meeting competition exceptions and the suggested list price of the Publications in the Territories;

5.1.8	ensure that all Publications delivered to the Distributor have appropriate country of origin, EAN and ISBN codes as determined by Distributor and explained in the Binder’s Kit. If bar codes are not appropriate, Publisher will pay cost for Distributor to resticker or make the Publication conform to standards set forth in the Binder’s Kit. Distributor is not responsible for any Publication that is non-compliant, including new titles, reprints and returns;

5.1.9	must receive advance credit approval from Distributor’s credit department on all Publisher-initiated direct shipments from bindery to Customer ;

5.1.10	work with Distributor to transfer data (e.g. sales history, title specifications) from previous distributor to Distributor at earliest date convenient to Distributor, so that the data is properly set up in Distributor’s system to comply with Customer requirements and electronic feeds. Publisher must sign off on accuracy of the transferred data by such date. Publisher is responsible for ensuring transfer of data is compliant with Distributor’s systems and Customer specifications;

5.1.11	provide Distributor with financial statements, including P & L, balance sheet and cash flow statement, at time of signing Agreement and as reasonably requested by Distributor.

5.1.12	provide such other actions and material as may be reasonably required pursuant to the addenda;

5.1.13	obtain approval from Distributor before offering any promotional Dating.

6	Insurance and Indemnification

6.1	Except as set out in paragraph 6.3, the Distributor will throughout the Term indemnify the Publisher including its officers, directors, agents, employees and affiliates, against all liabilities, actions, damages and claims, including costs and interest, against

6.1.1	any loss of or damage caused to Stocks or any other property of the Publisher as a direct consequence of any negligence or intentional misconduct of the Distributor including its employees, agents or sub-contractors; and

6.1.2	any physical injury or death caused to any employee, agent or subcontractor of the Publisher as a direct consequence of any negligence or intentional misconduct of the Distributor including its employees, agents or subcontractors.

6.2	The Distributor will maintain insurance covering damage to Publisher’s Stocks while under Distributor’s control, or that of its subcontractors, as part of Distributor’s ordinary insurance coverage. Publisher will be named as an additional insured party under such coverage for the entire Term hereof.

6.3	[redacted]:

6.3.1	[redacted]

6.3.2	[redacted]

6.3.3	[redacted]

6.4	Distributor’s liability for the loss or damage to Stocks under paragraphs 6.1.1 shall not exceed Publisher’s actual, direct, out-of-pocket costs of manufacturing (paper, printing and binding) of lost or damaged Stocks and inbound shipping of replacement Stocks, and shall not extend to Stocks that have been designated for destruction.

6.5	The Publisher will indemnify the Distributor, including its officers, directors, agents, employees and affiliates, against all liabilities, actions, damages and claims, including costs and interest, and attorney’s fees incurred or made or awarded against the Distributor arising from or in connection with any infringement or alleged infringement of any copyright or intellectual property right, any infringement or alleged infringement of any privacy right, any allegation of libel, false light or obscene material, or other facts or circumstance whereby the Distributor may be the subject of a claim or is held legally liable for Publications or any aspect of Publications, or any material breach by the Publisher of its representations, warranties or obligations herein. Publisher shall control any such litigation subject to consultation of Distributor, but shall not settle any claim adverse to Distributor without the prior written consent of Distributor.

6.6	The Publisher will maintain insurance covering any claim that might be brought against Distributor and covered under paragraph 6.5.

6.7	The Publisher will retain title to the Publications at all times until the Publications are sold to Customers or the Publications are sold by the Distributor in exercise of any common law right or rights under this Agreement.

6.8	[redacted].

6.9	If any claim (actual or threatened) is made against the Publisher or the Distributor which appears likely to give rise to a liability under paragraph 6, the party first becoming aware of the circumstance will promptly give written notice to the other of all circumstances known to them relating to the potential claim and take such action as may be reasonably requested by the other to avoid or mitigate any claim or liability. The Distributor will be at liberty, if called upon to do so under any legal process, to deliver up to any third party authorized by such process any Stocks including Publications alleged to be infringing or illegal. The Distributor will use reasonable commercial to provide Publisher notice of any such process sufficiently in advance to permit Publisher time to respond and protect its interests.

6.10	If the either party fails to give the other instructions or information as referred to in paragraph 6.9, the controlling party may at its discretion pay or settle any claim on such terms as it may think fit, and require payment from the other party under paragraph 6, or withhold payment.

7	Returns, Hurts & Remainders

7.1	Distributor shall accept returns of all Publications, except titles designated by Publisher as being out-of-print. Distributor may return to Customer or destroy such out-of-print Returns at Distributor’s sole discretion. Distributor may choose to, but is not obligated to credit Customers for such out-of-print Returns.

7.2	Upon return of Publications (except those excluded by paragraph 7.1 above), Distributor shall credit Customer for the full price paid to Distributor by Customer. In the event of a dispute between Distributor and Customer over the number, edition, title, or condition of returns, Distributor shall resolve such dispute without the involvement of Publisher, and Distributor’s decision shall be final; provided, however, that Distributor shall provide written notice to Publisher of the nature of the dispute and the manner in which it was resolved.

7.3	Distributor shall process Hurts and Remainders according to Distributor’s standard procedures, which may change from time to time; provided, however, that such processes and procedures will be consistent with the returns codes supplied by the Publisher.

7.4	Distributor shall determine whether a book is damaged and the process and procedures for handling Hurts, including the number and allotment of hurt shrouds.

7.5	At the discretion of the Publisher, sales of remainder and hurts may be handled by Distributor, and will follow the processes and procedures as defined by Distributor; provided, however, that such processes and procedures will be consistent with the returns codes supplied by the Publisher.

7.6	Reports or notifications regarding Remainder operations shall be communicated solely to the Publisher, who shall remain responsible for any notification obligations it may have with individual authors. Distributor shall not assume any responsibility for notifying or seeking author approval for Remainders.

8	Fees and Payment

8.1	The parties agree that the Distributor will invoice Customers, and that Customers will make all payments for Publications to the Distributor. Publisher shall not invoice any Customers. Any payments made directly to the Publisher by the Customer in error shall be immediately notified to the Distributor and immediately repaid by the Publisher to the Distributor or deducted from any payments due to the Publisher at Distributor’s discretion. Publisher will also provide any relevant payment and check information from the Customer to the Distributor.

8.2	The Distributor will charge fees as set out in Schedule 3 based on the Contracted Publisher Profile set out in Schedule 2. Any Additional Services not listed in Schedule 3 are subject to additional mutually agreed upon charges based upon costs incurred by Distributor.

8.3	Distributor will render to Publisher a statement of account within thirty (30) days after the end of each month, and payment within an additional thirty (30) days in an amount equal to the Gross Sales less the following:

8.3.1	Distributor’s fees for the Principal Services outlined in Schedule 3, along with any additional fees for Additional Services allowed by this Agreement;

8.3.2	Credits for actual Returns;

8.3.3	A Reserve against future returns: [redacted]

8.3.4	The Distributor reserves the right to adjust the Reserve calculation, or hold the Reserve for a greater length of time if a new title is released with sales or returns expectations materially outside of the publisher’s average for new title sales or returns over the previous twelve months. Additionally, if in any given month, the Net Sales are projected to be negative, the projected negative balance may be withheld from the prior month’s remittance.

8.3.5	All Publisher co-operative advertising (co-op) terms of sale will be determined by Publisher, in compliance with the Random House LLC established co-op policy and procedures. Distributor shall issue credit to Customers for co-op claims and deduct such amount from the subsequent payment to the Publisher. If the request for co-op claim credit comes to the Publisher from the Customer, Publisher shall promptly forward such request to Distributor co-op department for credit. Distributor will provide weekly electronic reporting that will include an open co-op contracts report that shows all pending co-op contracts in the system, and a transaction report showing the status of all contracts entered by account.

8.3.6	If the request for co-op claim comes to the Distributor from the Customer, Distributor shall determine whether to approve the request in compliance with Publisher’s terms of sale, co-op pool, and Distributor’s reasonable policies.

8.3.7	[redacted]

8.3.8	[redacted]

9	Confidentiality

9.1	The Publisher and the Distributor will each, throughout the Term and at all times thereafter, keep confidential this Agreement and all information of a private or confidential nature relating to the other or the business of the other which the other discloses to it or which may otherwise come into its possession in the operation of this Agreement, including financial information provided to Distributor pursuant to Section 5.1.11 above, and will not use or copy the information in any way for its own purposes or disclose it to any third party without the prior written consent of the other party, except where necessary to share with accountants, insurers or legal counsel in the course of business.

9.2	The parties will use Confidential Information solely for the purposes of the provision of the Services and for no other purpose.

9.3	Confidential Information for the purpose of this paragraph does not include information that is or becomes public knowledge, except where it becomes so as a result of a breach of this paragraph by the party claiming that the information is not confidential or by anyone receiving such information from that party, or where disclosure of such information is required by law. If either party is required by law to disclose Confidential Information, it shall notify the other party of such legal requirement with reasonable, sufficient advance notice of such disclosure to allow the other party to intervene.

10	Termination

10.1	Either party may terminate this Agreement with immediate effect at any time by notice in writing to the other party if the other party is in material or persistent breach of any provisions of this Agreement and the breach, if capable of remedy, has not been remedied within thirty (30) days after receipt by the defaulting party of notice requiring the breach to be remedied. Publisher may terminate this Agreement with immediate effect at any time by notice in writing to Distributor if Distributor is unable to perform its obligations due to Unavoidable Delay for more than forty five (45) consecutive days or for any cumulative period of forty five (45) days within a ninety (90) day period of time.

10.2	If this Agreement is terminated under paragraph 10.1 all the rights and obligations of the parties will cease immediately, except for those provisions expressly stated and intended to survive the termination of this Agreement. Termination of this Agreement will not affect any rights or liabilities arising prior to termination.

10.3	Either party may inactivate the automatic extension provision of paragraph 2 by providing clear written notice of the party’s desire not to extend the Term of this Agreement no less than six (6) months nor more than nine (9) months before the end of the Term.

10.4	Either party may terminate the Agreement in the event of a change of control of either party or either party’s parent. A six (6) month notice of termination must be given to the other party within three (3) months from the completion of such change of control.

10.5	Upon notice of termination:

10.5.1	the Publisher will notify the Distributor of an alternative storage location for Stocks and the Publisher will arrange for removal and delivery of the Stocks to such alternative location within a reasonable time agreed upon by Publisher, Distributor and alternative storage location (with the final transfer being not more than thirty (30) days from the effective date of termination) at the Publisher’s expense, together with such documents as are necessary for the new distributor to service Customer orders unfulfilled at the time of termination. All costs associated with the removal and transfer of inventory will be paid by the Publisher;

10.5.2	[redacted]; and

10.5.3	within one hundred fifteen (115) days after the effective Termination date, the Distributor will prepare a final account of the balance owed to, or due from, the Publisher and the relevant party will, within fifteen (15) days of notification of that statement, pay the balance due.

10.6	If the Publisher fails to remove its Publications within thirty (30) days of the effective date of any termination, the Distributor shall have the right either to dispose of such inventory as it deems best or to destroy such inventory at the Publisher’s expense.

10.7	Distributor will accept returns of any of the Publisher’s Publications for a period of ninety (90) days after the effective date of termination. Distributor will store Publisher’s returned Publications that would not otherwise be destroyed in mixed shrouds for a period of ninety (90) days. If the Publisher fails to remove these Publications within one hundred five (105) days after the effective date of termination, the Distributor shall have the right either to dispose of such inventory as it deems best or to destroy such inventory at the Publisher’s expense.

11	Warranty

11.1	The Publisher warrants and represents that it has the full right, power and authority to enter into this Agreement in accordance with its terms and to grant the Distributor the rights specified and that it owns or controls all relevant rights for the Publications (including their illustrations, photographs and cover art) within the Territory and Channels, will pay all advances, royalties and other charges in connection with the Publications, and perform all other obligations with respect to the authors of the Publications.

11.2	The Distributor warrants and represents that it has the full right, power and authority to enter into this Agreement and to provide the Services. Except for the explicit warranties and obligations included in this Agreement, Distributor expressly disclaims any promise or warranty related to future business results of Publisher.

11.3	The foregoing representations, warranties, and indemnities shall survive the termination of this Agreement.

12	Unavoidable Delays

12.1	The Distributor and Publisher will not be liable to each other for failure to perform any obligation under this Agreement to the extent that and so long as the failure is caused by Unavoidable Delay.

12.2	If the Distributor becomes aware of such events it will promptly notify the Publisher in writing of the relevant facts and any likely delay or other effect, and both parties will use their best endeavors to mitigate the effects of the events.

13	Non-Assignment

Except as set forth in the last sentence of this Paragraph 13, the Publisher may not without prior written consent of Distributor assign this Agreement in whole or in part. Any attempted assignment in contravention of the terms of this paragraph shall be null and void. The Publisher shall have the right at any time and without any consent to assign this Agreement in connection with a corporate reorganization, merger or combination, or a sale of all or substantially all of the equity or assets of Publisher; provided, however, that any such assignment, reorganization, sale or merger that would result in the Publisher or the Agreement being directly or indirectly controlled by an assignee (a) that directly competes with the Distributor in the provision of the Principal Services to similarly situated customers or (b) with respect to whom the provision of the Principal Services by the Distributor to such assignee would put the Distributor at a materially competitive disadvantage (by way of illustration only, an assignment to Amazon.com or Google that would result in such assignee having visibility into Distributor’s supply chain and/or warehouse) shall entitle the Distributor to terminate this Agreement in writing effective as of a date that allows for a reasonable period of transition.

14	General Provisions

14.1	The failure or delay of the Publisher or Distributor at any time to insist upon strict performance of any of the provisions of this Agreement or to exercise any of their rights hereunder shall not be construed as a waiver or relinquishment for the future of the performance of any of such provisions or of the exercise of any rights of the Publisher or Distributor and the same shall be and remain in full force and effect.

14.2	Any notice or other communication by either party to the other which is required to be given under this Agreement shall be sufficiently given if sent by Registered or Certified Mail Postage Prepaid, Return Receipt Requested, addressed as follows:

14.2.1	To the Distributor:	Penguin Random House Publisher Services

1745 Broadway,

New York, New York 10019

Attention: Jeff Abraham

To the Publisher:	Idea and Design Works, LLC.

2765 Truxtun Road

San Diego, CA 92106

Attention: Ted Adams

14.3	This document and the documents referred to in it, along with any schedules or addenda specifically referred to in this Agreement, constitute the entire agreement between the parties and supersede all other agreements or arrangements, whether written or oral, express or implied, between the parties. No variations of this Agreement are effective unless made in writing and signed by both parties or their authorized agents.

14.4	If any provision of this Agreement is or becomes illegal, invalid, or unenforceable by a court of competent jurisdiction, that will not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement.

14.5	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law. The exercise or partial exercise of any right, power or remedy provided by law or under this Agreement will not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

14.6	The Distributor will at all times be an independent contractor and will not act as an agent of the Publisher except as set out in this Agreement or as expressly so authorized by the Publisher. Nothing in this Agreement creates a partnership between the parties, which shall remain separate and independent parties.

14.7	This Agreement, having been made and executed in New York, shall be applied and interpreted in accordance with the laws of New York, and under the jurisdiction of the courts located in New York County.

14.8	In the event of any conflict between this English-language agreement and any translation of it into any foreign language, the English-language version shall control.

14.9	In the event the parties are unable to resolve any dispute over the meaning or interpretation of this agreement, they agree to seek professional mediation for a period of sixty (60) days from notice to resolve such dispute. The parties shall share the cost of such mediation equally, and shall agree to waive any defense of laches or the statue of limitations that might otherwise arise as a result of the time spent pursuing mediation. Such time shall be calculated from the receipt of written notice of a demand to enter mediation. Both parties agree to designate a Mediation Organization and follow its mediation procedures. Either party may seek injunctive relief if warranted without having to wait for the expiration of the sixty (60) day period. Either party may resort to any available remedy at law or in equity after the sixty (60) day period expires.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the authorized officers of each for the parties hereto the day and year first herein set forth.

IDEA AND DESIGN WORKS, LLC		PENGUIN RANDOM HOUSE, LLC

By:	/s/ Ted Adams	By:	/s/ Jeff Abraham
Title:	CEO	Title:	President, PRHPS
Dated:	7/1/16	Dated:	7/6/16

Schedule 1

Definitions and Interpretation

1.	These definitions apply to the interpretation of this Agreement including the schedules.

2.	The following words and expressions have the following meanings:

Additional Services	those services outside the Principal Services. Typical services and charges are set forth in Section 2 of Schedule 3. Additional Services not listed in Section 2 of Schedule 3 will be quoted on demand and subject to Publisher’s approval.

Anniversary Date	the anniversary of the Commencement Date in each year of the Term.

Average Net Price	weighted, average price of titles after discount and returns (excluding remainders, free and review copies and other high-discount sales), as defined in Schedule 2.

Bad Debts	debts from Customers which the Distributor determines to be unrecoverable.

Binder’s Kit	Distributor’s instructions to Publisher on how to pack, label and ship Publications to the Distributor, as set forth in Exhibit A, which may be changed from time to time. Such change will not be applied solely to Publisher, but to all publishers represented by Distributor.

Channels	segments of the bookselling marketplace, as per Schedule 2.

Commencement Date	the date that Distributor becomes Publisher’s Vendor of Record and begins invoicing Customers, as defined in Schedule 2.

Confidential Information	Information of a kind referred to in paragraph 9.1 subject to paragraph 9.3.

Customers	buyers or prospective buyers of Publications.

Dating	the amount of time Distributor gives to Customers for payment.

Direct-to-Consumer	Publications sold to individual consumers, rather than resellers.

Excess Inventory	stocks of a title held in excess of the projected total Gross Sales for such title for the next 18-month period based on the title’s previous 12-month Rate of Movement.

Gross Sales	invoiced sales of Publications, net of deductions taken by Customers off of list price, according to Publisher’s stated terms of sale.

Hurts	Returned product that is damaged or has other specific issues which cannot be returned to viable inventory

Net Sales	Gross Sales less Returns.

Non-Standard Product	Any product that is not a Standard Product.

Principal Services	warehousing, customer service, order fulfilment, shipping, returns processing, billing/collections, Customer credit management, sales, sales reporting, stock control and Web-access to sales and inventory information.

Publications	the following products: novels, graphic novels, and trade compilations in hard cover, jacketed, laminated, board, softcover, or paperback formats published or distributed by the Publisher for the Channels, as well as any related, Publisher approved point of sale material. For clarification purposes, “Publications” shall not include comic book periodicals.

Rate of Movement	a measure of the monthly sales performance of a title based on its gross sales over a period of time; for example, a twelve (12) month Rate of Movement is equal to the sum of gross sales for a title over a twelve(12)-month-period divided by twelve (12).

Remainders	titles that have reached their potential in the marketplace; including all remaining inventory and returns in mint condition.

Reserve for Returns	monies withheld from payments to Publisher to cover anticipated future Returns.

Returns	Publications sold on a returnable basis which are returned to the Distributor.

Services	the Principal Services and the Additional Services.

Standard Product	Publications that meet standard size and weight and/or format requirements as defined by the Binder’s Kit.

Stocks	inventory of the Publications held by or under the control of the Distributor.

Stock Transfers	a request from the Publisher to move Stocks from a binder or from the distribution facility to another domestic facility on which the Distributor is not to invoice for the product, see Schedule 3.

Terms of Sale	the Publisher’s standard terms of sale or such other terms as are agreed by the Distributor for the sale of Publications to Customers.

Territory	a defined geographical region, as defined in Schedule 2.

Unavoidable Delays

delays occasioned by any of the following:

act of God; war, insurrection, riot, civil disturbance, act of terrorism; fire, explosion, flood; theft, malicious damage, strike, lock-out, third-party injunction; national defense requirements, act or regulations of national or local governments; inability to obtain essential fuel, power, raw materials, denial of export or import licenses; any other cause beyond the reasonable control of the parties.

USD, Dollars, $	U.S. currency expressed in dollars.

Schedule 2

Contracted Publisher Profile

Profile The Distributor’s fees have been calculated based on the following profile:

1.	Initial Stockholding:	units	[redacted]

2.	Initial Number of titles sold in the North American market:		[redacted]

3.	Average Net Price:	USD	[redacted]

4.	Annual gross sales:	USD	[redacted]

5.	Annual returns:		[redacted]

6.	Commencement Date:	April 1, 2017

7.	Channels: General book trade and non-traditional book channels, excluding “Direct Market” customers serviced by Diamond Comic Distributors, Inc. and its affiliates (or any replacement company appointed in its stead by Publisher) (“Diamond”).By way of illustration, “Direct Market” customers shall mean, for purposes of this agreement, book clubs and similar organizations such as Bookspan/SFBC and/or Scholastic Book Fairs, hobby and specialty game and comic retailers and wholesalers, and those stores that are of the type being served through the direct sales channel of distribution (as the term “direct sales” is commonly understood in the comic book industry), buying under Diamond’s non-returnable trade terms) (“Comic Retailers”). It is also agreed Distributor will make best efforts not to solicit Comic Retailers but will however process orders for such Publications if received; provided that an inadvertent solicitation by Distributor to Comic Retailer which is not regularly repeated after notice by Publisher to Distributor shall not be considered a material breach of contract.

8.	Territory:	Worldwide (excluding UK and Ireland) with respect to all Publications as to which Publisher has worldwide rights.

Schedule 3

Principal Fee and Additional Charges

Schedule 4

Direct-to-Consumer Sales

1.	Distributor shall provide non-exclusive direct-to-consumer distribution of Publisher’s Stocks through Penguin Random House online consumer sites in the United States and Canada. (“Direct-to-consumer Sales”). Publisher’s books and Title Information shall appear on the consumer sites as provided by Publisher.

2.	[redacted].

3.	[redacted].

4.	[redacted]

5.	Publisher’s titles shall appear on the consumer sites according to rules established by the consumer sites and are not subject to Publisher’s control.

6.	All Direct-to-consumer Sales shall be independent of and not factored into Publisher’s Profile in the Agreement. Distributor reserves the right to change its policy regarding the Profile with Publisher’s consent in the event Direct-to-consumer Sales of Publisher’s books reach a significant percent of Publisher’s Net Sales.

7.	[redacted]

8.	Distributor shall provide limited aggregate point of sale information to Publisher such as titles, sales dollars and units, but shall in no event provide individually identifying information about Distributor’s consumer Customers including name, street address, email or credit card information.

9.	Publisher may terminate its participation in Direct-to-consumer Sales by providing thirty (30) day written notice to Distributor.

10.	Charges associated with Direct to consumer sales are subject to revision by Distributor on an annual basis. Publisher will receive written notice thirty (30) days prior to any new charges taking effect.

Schedule 5

Insight Program

1.	Distributor has launched an online search and browse service (“Insight”), that allows online retailers, portals and search engines the opportunity to offer their customers and website visitors a search and browse experience for accessing digital book content from participating titles. As part of Insight, Distributor has developed a “widget” application: an online user interface that utilizes Insight to allow such search and browse capabilities on a per title basis (i.e. one title per widget). The widget may be embedded into a web page, blog or social network profile using basic copy and paste functionality that permits syndicated distribution.

2.	Distributor would like to offer the Insight services to Publisher as an Additional Service, at Publisher’s election on a title by title basis, for any Publications that are distributed by Distributor. Publisher will be able to choose by title whether end users will have access to only a fixed sample of pages or a variable search option pre-determined by Distributor, that allows end users to access pages in the book that are responsive to search requests, subject to pre-determined page limitations and other restrictions. Distributor will make reasonable efforts to provide Publisher with the same options for participation in this program that are available to Penguin Random House publishers, but makes no guarantee that all retailers, portals and search engines will accept Publisher’s files via Distributor.

3.	[redacted]

4.	Once Publication files have been successfully processed and inducted, they will be made available to Publisher as live widgets and accessible through eligible Insight programs that Publisher may initiate with third party channel partners. Publisher will have the ability to remove Publications from the program by giving appropriate written notice to Distributor; however, single page corrections cannot be made to a Publication once it has been inducted. Any such corrections will require a new induction of the entire file.

5.	Publisher acknowledges and agrees that Publisher’s warranties and indemnity set forth in the Agreement with respect to the Publications shall apply in all respects to Publisher’s participation in the Insight program.

6.	Distributor makes no promises or warranties as to the merchantability or fitness for a particular purpose of the Insight services, or as to the quality or performance of the technology, computers or networks used in conjunction with such services. Distributor will provide Publisher’s content with the same degree of care and security as is provided to Distributor’s own proprietary and licensed content.

7.	Either party may terminate participation in this program with sixty (60) days written notice.

Idea and Design Works, LLC Authorization to PRH

As part of our distribution services to your company, you hereby agree to the following terms with Amazon.

[redacted]